Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).   PURSUANT TO THE SECURITIES PURCHASE AGREEMENT, THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE 1933 ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

DECISIONPOINT SYSTEMS, INC.

SENIOR SUBORDINATEDSECURED NOTE

No. 1	$4,000,000
New York, New York	May 18, 2011

FOR VALUE RECEIVED, DECISIONPOINT SYSTEMS, INC., a Delaware corporation (hereinafter called the “Company”), hereby promises to pay to Sigma Opportunity Fund II, LLC, 800 Third Avenue, New York, NY 10022, or registered assigns (the “Holder”), or order, the sum of Four Million dollars ($4,000,000), on the Maturity Date, and to pay interest on the unpaid principal balance hereof at the Applicable Rate from the date hereof until the same becomes due and payable, whether at maturity or upon acceleration or otherwise.  Any amount, including, withoutlimitation, principal of or interest on this Note, that is payable under this Note and that is not paid when due shall bear interest at the Default Rate from the due date thereof until the same is paid (“Default Interest”).  Regular interest shall be payable in arrears on the Maturity Date except that, if the Maturity Date is extended as set forth below, regular interest shall be payable on each Interest Payment Date, commencing on September 30, 2011, on the principal amount outstanding on such date.  Regular interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months and actual days elapsed. The Company may prepay this Note at any time, provided that all interest that would have accrued through the Maturity Date (assuming such Maturity Date is extended through May 31, 2012) shall be paid at the time of such prepayment.

If the Merger has not occurred on or prior to August 31, 2011 (or has been cancelled prior to such date), there has not occurred any Material Adverse Change, and the representations and warranties set forth in the Note Purchase Agreement are true and correct in all material respects as of August 31, 2011, then the principal amount of this Note and all accrued and unpaid interest shall automatically convert into 4,000 shares of Preferred Stock and the Company shall issue to the Holder 5,000,000 shares of Common Stock (subject to adjustment for reorganizations, stock splits, stock dividends and the like).  If the Merger has occurred prior to August 31, 2011, there has not occurred any Material Adverse Change, and the representations and warranties set forth in the Note Purchase Agreement are true and correct in all material respects as of the date of consummation of the Merger, then, on the date of consummation of the Merger, the Maturity Date shall be extended to May 31, 2012 and the Applicable Rate shall be increased to 24% (or, if lower, the maximum amount allowable by law) retroactive to the Issuance Date.

All cash payments under this Note shall be made in lawful money of the United States of America and shall be made by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.  Certain capitalized terms used in this Note are defined in Article III of this Note.

The obligations of the Company under this Note shall rank in right of payment and in all other respects senior to all current and future obligations of the Company for borrowed money or the purchase price of propertyother than the Senior Debt.  This Note is issued pursuant to the Note Purchase Agreement and the Holder of this Note and this Note are subject to the terms and entitled to the benefits of the NotePurchase Agreement and the Security Agreement.  This Note is securitized against 100% of the assets of the Company pursuant to the Security Agreement.

The following terms shall apply to this Note:

ARTICLE I

CERTAIN COVENANTS

Until this Note is repaid or otherwise satisfied:

1.1           Limitations on Certain Indebtedness.  The Company will not itself, and will not permit any Subsidiary to, create, assume, incur, suffer to exist or in any manner become liable in respect of, including, without limitation, by reason of any business combination transaction (all of which are referred to herein as “incurring”), any Indebtedness other than Permitted Indebtedness. Notwithstanding anything to the contrary herein, this Note is subordinate to the loans from Silicon Valley Bank including the line of credit and term loans in accordance with the terms of the Subordination Agreement, dated May 18, 2011, between Holder and Silicon Valley Bank.

1.2           Payment of Obligations.  The Company will pay and discharge, and will cause each Subsidiary to pay and discharge, subject to the terms and conditions of the Note Purchase Agreement, all their respective material obligations and liabilities, except where the same may be contested in good faith by appropriate proceedings and the Company shall have established adequate reserves therefor on its books.

1.3           Maintenance of Property; Insurance.  (a) The Company will keep, and will cause each Subsidiary to keep, all property which, in the reasonable business judgment of the Company, is useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)           The Company will maintain, and will cause each Subsidiary to maintain, with financially sound and responsible insurance companies, insurance, in at least such amounts and against such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties.

1.4           Conduct of Business and Maintenance of Existence.   Other than with respect to the Merger, the Company will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Company, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except where the failure to do so would not have a material adverse effect on (i) the business, properties, operations, condition (financial or other), results of operation or prospects of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Company to pay and perform its obligations under the Transaction Documents.

1.5           Compliance with Laws.  The Company will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, decisions, orders and requirements of governmental authorities and courts (including, without limitation, environmental laws) except where compliance therewith is contested in good faith by appropriate proceedings.

1.6           Investment Company Act.  The Company will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.

1.7           Limitations on Asset Sales, Liquidations, Etc.; Certain Matters.  Other than with respect to the Merger, the Company shall not:

(a)           sell, convey or otherwise dispose of all or substantially all of the assets of the Company as an entirety or substantially as an entirety in a single transaction or in a series of related transactions; or

(b)           liquidate, dissolve or otherwise wind up the affairs of the Company.

1.8           Limitation on Certain Issuances.  Beginning as of the date of this Note and so long as the Note is outstanding, the Company shall not, without the prior written consent of Holder, issue or sell or agree to issue or sell any securities, whether debt, equity or otherwise; provided that the limitation of this Section 1.8 shall not apply to (i) securities issued pursuant to the exercise or conversion of Common Stock Equivalents that are outstanding on the date of this Agreement and listed on Schedule 4(c) to the Note Purchase Agreement and (ii) Exempt Issuances.

1.9           Limitations on Liens.The Company will not itself, and will not permit any Subsidiary to, create, assume or suffer to exist any mortgage, lien, pledge, security interest or other charge or encumbrance (including, without limitation, the lien or retained security title of a conditional vendor), all of which are referred to below as “liens”, upon all or any part of its property of any character, whether owned at the date hereof or thereafter acquired, except:

(a)           liens upon any property of any Subsidiary or Subsidiaries as security for indebtedness owing by such Subsidiary to the Company;

(b)           liens securing this Note;

(c)           liens existing on the Issuance Date and listed in Schedule 4(r) to the Note Purchase Agreement; and

(d)       Permitted Liens

1.10           Transactions with Affiliates.   Other than the accounts payable obligations set forth in Section 5(q) to the Note Purchase Agreement, the Company will not pay, and will not permit any Subsidiary, directly or indirectly, to pay, any funds to or for the account of, make any investment (whether by acquisition of stock or Indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with, any joint enterprise or other joint arrangement with, any Affiliate of the Company, except, on terms to the Company or such Subsidiary no less favorable than terms that could be obtained by the Company or such Subsidiary from a Person that is not an Affiliate of the Company, as determined in good faith by the Board of Directors.

1.11           Rule 144A Information Requirement. The Company shall, during any period in which it is not subject to Section 13 or 15(d) under the 1934 Act, make available to the Holder and any prospective purchaser of this Note from the Holder, the information required pursuant to Rule 144A(d)(4) under the 1933 Act upon the request of the Holder and it will take such further action as the Holder may reasonably request, all to the extent required from time to time to enable the Holder to sell this Note without registration under the 1933 Act within the limitations of the exemption provided by Rule 144A, as Rule 144A may be amended from time to time. Upon the request of the Holder, the Company will deliver to the Holder a written statement as to whether it has complied with such requirements. Provided that in the event that the Merger occurs, this Section shall be null and void.

1.12           Notice of Defaults.  The Company shall notify the Holder promptly, but in any event not later than five days after the Company becomes aware of the fact, of any failure by the Company to comply with this Article I.

ARTICLE II

EVENTS OF DEFAULT

2.1           If any of the following events of default (each, an “Event of Default”) shall occur:

(a)           Failure to Pay Principal, Interest, Etc.  The Company fails to pay any installment of principal or interest or other amount when due hereunder, whetherat maturity, upon acceleration or otherwise, as applicable; or

(b)           Breach of Certain Covenants.  The Company fails to comply with Section 1.1, 1.7 or 1.8; or

(c)           Breach of Other Covenants.  The Company fails to comply in any material respect with any other provision of Article I of this Note (other than Section 1.1, 1.7 or 1.8) or breaches in any material respect any other covenant or other term or condition of this Note or any of the other Transaction Documents (other than as specifically provided in clauses (a) and (b)of this Section 2.1), and such breach continues for a period of fifteencalendar days after written notice thereof to the Company from the Holder; or

(d)           Breach of Representations and Warranties.  Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto (or pursuant to any Transaction Documents) shall be false or misleading in any material respect when made; or

(e)           Certain Voluntary Proceedings.  The Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors; or

(f)           Certain Involuntary Proceedings.  An involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain, unbonded undismissed and unstayed for a period of 60 consecutive days; or

(g)           Judgments and Governmental Actions.  Any court of competent jurisdiction or any governmental authority shall enter one or more judgments against the Company or any Subsidiary or any of their respective properties or other assets, or find the Company or any Subsidiary liable for any damages or past due unpaid liabilities, including in respect of any unpaid taxes, including federal or state income, sales, use or other taxes, in an aggregate amount in excess of $100,000 not covered by insurance; or

(h)           Default Under Other Agreements. The Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

(i)           Fundamental Change.  A Fundamental Change shall have occurred;

then, upon the occurrence and during the continuation of any Event of Default specified in clause (a), (b),(c), (d), (g), (h)or (i) of this Section 2.1, at the option of the Holder, and upon the occurrence of any Event of Default specified in clause (e) or (f)of this Section 2.1:  (X) the Company shall pay to the Holder an amount equal to the outstanding principal amount of this Note plus accrued and unpaid interest on such principal amount to the date of payment plus accrued and unpaid Default Interest, if any, thereon at the rate provided in this Note to the date of payment, (Y) all other amounts payable hereunder or under any of the other Transaction Documents shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and (Z) the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

ARTICLE III

DEFINITIONS

3.1           Certain Defined Terms.  (a) All the agreements or instruments herein defined shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Note.

(b)           The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the subject Person.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Applicable Rate” means 12 percent per annum through August 31, 2011, 24% per annum thereafter if the Maturity Date is extended, or, if an Event of Default shall occur, then so long as any Event of Default shall continue, 2 percent per month (or in either case such lesser rate as shall be the highest rate permitted by applicable law).

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Common Stock” means the Common Stock, par value $.001 per share, or any shares of capital stock of the Company into which such shares shall be changed or reclassified after the Issuance Date.

“Common Stock Equivalent” means any warrant, option, subscription or purchase right with respect to shares of Common Stock, any security convertible into, exchangeable for, or otherwise entitling the holder thereof to acquire, shares of Common Stock or any warrant, option, subscription or purchase right with respect to any such convertible, exchangeable or other security.

“Company” shall have the meaning provided in the first paragraph of this Note.

“Default Interest” shall have the meaning provided in the first paragraph of this Note.

“Default Rate” means 2 percent per month (or such lesser rate as shall be the highest rate permitted by applicable law).

“Exempt Issuance” means the issuance of (a) up to 1,255,257 shares of Common Stock or options in the aggregate to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities issuable or issued upon the exercise or exchange of or conversion of any Preferred Stock, and (c) securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof as disclosed in Schedule 4(c) to the Note Purchase Agreement, provided that such securities have not been amended since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities or in any other material respect.

“Event of Default” shall have the meaning provided in Section 2.1.

“Fundamental Change” means

(a)           Any consolidation or merger (other than the Merger) of the Company or any Subsidiary with or into another entity (other than a merger or consolidation of a Subsidiary into the Company or a wholly-owned Subsidiary), or the occurrence of any transaction or event in connection with which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise),where the stockholders of the Company immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation, merger or other transaction immediately following such transaction; or the sale of all or substantially all of the assets of the Company and the Subsidiaries in a single transaction or a series of related transactions; or

(b)           Other than in connection with the Merger, the acquisition by a Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or group, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, of beneficial ownership of securities of the Company representing 51% or more of the(i) combined voting power of the outstanding voting securities of the Company ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors or (ii) fully diluted shares of Common Stock.

“Generally Accepted Accounting Principles” for any Person means the generally accepted accounting principles and practices applied by such Person from time to time in the preparation of its audited financial statements.

“Holder” shall have the meaning provided in the first paragraph of this Note.

“Indebtedness” as used in reference to any Person means all indebtedness of such Person for borrowed money, the deferred purchase price of property, goods and services and obligations under leases which are required to be capitalized in accordance with Generally Accepted Accounting Principles and shall include all such indebtedness guaranteed in any manner by such Person or in effect guaranteed by such Person through a contingent agreement to purchase and all indebtedness for the payment or purchase of which such Person has contingently agreed to advance or supply funds and all indebtedness secured by mortgage or other lien upon property owned by such Person, although such Person has not assumed or become liable for the payment of such indebtedness, and, for all purposes hereof, such indebtedness shall be treated as though it has been assumed by such Person.

“Interest Payment Date” means September 30, December 31, March 31 and June 30 of each year, and the Maturity Date.

“Issuance Date” means May 18, 2011.

“Material Adverse Change” means any material adverse change or material adverse development in the business, properties, operations, condition (financial or other), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, occurring after the Issuance Date.

“Maturity Date” means August 31, 2011, unless extended in accordance with the provisions hereof.

“Merger” means the merger of the Company with and into 2259736 Ontario Inc., a subsidiary of Comamtech Inc., pursuant to and on the terms and conditions set forth in, the Arrangement Agreement, dated October 20, 2010, as amended through the Issuance Date.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1933 Act” means the Securities Act of 1933, as amended.

“Note” means this instrument as originally executed, or if later amended or supplemented in accordance with its terms, then as so amended or supplemented.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of May 18, 2011, by and between the Company and the original Holder of this Note.

“Permitted Indebtedness” means

(1)           Indebtedness outstanding on the Issuance Date prior to issuance of this Note and listed on Schedule 4(l) to the Note Purchase Agreement;

(2)           Indebtedness evidenced by the Note;

(3)           Indebtedness incurred after the Issuance Date which is unsecured, subordinated to this Note as to payment on terms approved in advance of such incurrence by the Holder of this Note, as evidenced by the written approval of such Holder given prior to the incurrence of such Indebtedness, and for which no payment of principal of such Indebtedness is scheduled to be due prior to the date that is six months after the Maturity Date;

(4)           endorsements for collection or deposit in the ordinary course of business;

(5)           in the case of any Subsidiary, Indebtedness owed by such Subsidiary to the Company;

so long as at the time of incurrence of such Indebtedness no Event of Default has occurred and is continuing or would result from such incurrence and no event which, with notice or passage of time, or both, would become an Event of Default has occurred and is continuing or would result from such incurrence and so long as in the case of such Indebtedness referred to in the preceding clause (3) and (5), inclusive, such Indebtedness shall have been approved by the Board of Directors prior to the incurrence thereof

“Permitted Lien” means the individual and collective reference to the following: (a) liens for taxes, assessments and other governmental charges or levies not yet due or liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP;(b) liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ Liens, and other similar liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien and (c)  the lien granted to Silicon Valley Bank.

“Person” means any natural person, corporation, partnership, limited liability company, trust, incorporated organization, unincorporated association or similar entity or any government, governmental agency or political subdivision.

“Preferred Stock” has the meaning set forth in the Note Purchase Agreement.

“Rule 144A” means Rule 144A as promulgated under the 1933 Act or any successor rule thereto.

“Security Agreement” means the Security Agreement, dated May 18, 2011, by and between the Company and the original Holder of this Note.

“Senior Debt” means the $10 million Line of Credit and $3 million term loan with Silicon Valley Bank existing as of the Issuance Date.

“Subsidiary” means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

“Transaction Documents” has the meaning provided in the Note Purchase Agreement.

ARTICLE IV

MISCELLANEOUS

4.1           Failure or Indulgency Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2           Notices.  Except as otherwise specifically provided herein, any notice herein required or permitted to be given shall be in writing and may be personally served, sent by telephone line facsimile transmission or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served, sent by telephone line facsimile transmission or sent by courier or five days after being deposited in the facilities of the United States Postal Service, certified, with postage pre-paid and properly addressed, if sent by mail.  For the purposes hereof, the address and facsimile line transmission number of the Holder shall be as furnished by the Holder for such purpose and shown on the records of the Company; and the address of the Company shall be 19655 Descartes, Foothill Ranch, CA 92610, Attention: Chief Executive Officer (telephone line facsimile transmission number (949) 859-3647)), with a copy of such notices (which shall not constitute notice) to Sichenzia Ross Friedman Ference 61 Broadway New York, New York 10006, Attention: Gregory Sichenzia, Esq.  The Holder or the Company may change its address for notice by service of written notice to the other as herein provided.

4.3           Amendment, Waiver, Etc.  Neither this Note nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Company and the Holder of this Note.

4.4           Assignability. This Note shall be binding upon the Company and its successors, and shall inure to the benefit of and be binding upon the Holder and its successors and permitted assigns.  The Company may not assign its rights or obligations under this Note.

4.5           Certain Expenses. The Company shall pay on demand all expenses incurred by the Holder, including reasonable attorneys' fees and expenses, as a consequence of, or in connection with (x) any amendment or waiver of this Note or any other Transaction Document, (y) any default or breach of any of the Company’s obligations set forth in the Transaction Documents and (z) the enforcement or restructuring of any right of, including the collection of any payments due, the Holder under the Transaction Documents, including any action or proceeding relating to such enforcement or any order, injunction or other process seeking to restrain the Company from paying any amount due the Holder.

4.6           Governing Law.  This Note shall be governed by the internal laws of the State of New York, without regard to the principles of conflict of laws.

4.7           Transfer of Note and Noteholder Payment Amount.  This Note has not been and is not being registered under the provisions of the 1933 Act or any state securities laws and this Note may not be transferred unless the Holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that this Note may be sold or transferred without registration under the 1933 Act.

4.8           Enforceable Obligation. The Company represents and warrants that at the time of the original issuance of this Note, it received the full purchase price payable pursuant to the Note Purchase Agreement in an amount at least equal to the principal amount of this Note, and that this Note is an enforceable obligation of the Company which is not subject to any offset, reduction, counterclaim or disallowance of any sort.

4.9           Note Register; Replacement of Note. The Company shall maintain a register showing the name, address and telephone line facsimile numbers of the Holder.  The Company shall also maintain a facility for the registration of transfers of this Note and at which this Note may be surrendered for split up into instruments of smaller denominations or for combination into instruments of larger denominations.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note and (a) in the case of loss, theft or destruction, of indemnity from the Holder reasonably satisfactory in form to the Company (and without the requirement to post any bond or other security) or (b) in the case of mutilation, upon surrender and cancellation of this Note, the Company will execute and deliver to the Holder a new Note of like tenor without charge to the Holder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer as of the day and in the year first above written.

DECISIONPOINT SYSTEMS, INC.

By:	/s/
Name
Title

By:	/s/
Name
Title

ASSIGNMENT

For value received _________________________ hereby sell(s), assign(s) and transfer(s) unto _________________________ (Please insert social security or other Taxpayer Identification Number of assignee:  ______________________________) the within Note, and hereby irrevocably constitutes and appoints _________________________ attorney to transfer the said Note on the books of Decisionpoint Systems, Inc., a Delaware corporation, with full power of substitution in the premises.

Dated:		NAME:

Signature(s)